Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-280369) and related Proxy Statement / Prospectus of Reneo Pharmaceuticals, Inc. and to the incorporation by reference therein of our report dated March 28, 2024, with respect to the consolidated financial statements of Reneo Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 26, 2024